Exhibit 5.1

June 25, 2025

SciSparc Ltd.

20 Raul Wallenberg Street, Tower A

Tel Aviv, Israel, 6971916

Re: SciSparc Ltd.

Ladies and Gentlemen:

We have acted as Israeli counsel to SciSparc Ltd., a company organized under the laws of the State of Israel (the “Company”), in connection with the filing by the Company of a registration statement on Form F-4 (the “Registration Statement”) registering the issuance by the Company of up to 5,373,648 (after giving effect to the Reverse Shares Split defined below) ordinary shares of the Company, no par value (“Ordinary Shares”) and/or pre-funded warrants (“Pre-Funded Warrants”) to purchase one Ordinary Share per Pre-Funded Warrant (the Ordinary Shares underlying the Pre-Funded Warrants, the “Warrant Shares”), in each case to be issued pursuant to the merger (the “Merger”) contemplated by the Agreement and Plan of Merger, dated as of April 10, 2024 and as amended on August 14, 2024, November 26, 2024, March 27, 2025, and May 8, 2025, by and among the Company, SciSparc Merger Sub Ltd., a limited company organized under the laws of the State of Israel and a wholly owned subsidiary of the Company, and AutoMax Motors Ltd., a limited company organized under the laws of the State of Israel (“AutoMax”) (the “Merger Agreement”). This opinion is rendered pursuant to Item 21(a) of Form F-4 promulgated under the United States Securities Act of 1933, as amended (the “Securities Act”) and Items 601(b)(5) and (b)(23) of Regulation S-K promulgated by the United States Securities and Exchange Commission (the “SEC”).

In connection herewith, we have examined the originals, or photocopies or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement, as amended, filed by the Company with the SEC and to which this opinion is attached as an exhibit; (ii) the amended and restated articles of association of the Company, as currently in effect (the “Articles”); (iii) resolutions of the board of directors (the “Board”) of the Company which have heretofore been approved and relate to the Registration Statement and to the consummation of the transactions contemplated by the Merger Agreement and other actions to be taken in connection therewith; and (iv) such other corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers of the Company as we have deemed relevant and necessary as a basis for the opinions hereafter set forth. We have also made inquiries of such officers as we have deemed relevant and necessary as a basis for the opinions hereafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, confirmed as photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to the opinion set forth below that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

In addition, we have assumed that prior to the time of issuance, the Company will have effected a one-for-twenty-one (1-for-21) reverse share split of its issued and outstanding Ordinary Shares (the “Reverse Share Split”). We have further assumed that at the time of issuance and to the extent any such issuance would exceed the maximum share capital of the Company currently authorized, the number of Ordinary Shares that the Company is authorized to issue shall have been increased in accordance with the Company’s Articles such that a sufficient number of Ordinary Shares are authorized and available for issuance under the Articles.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that, subject to and effective upon the Merger, and upon receipt by the Company of the consideration for the issuance of the Ordinary Shares or Warrant Shares, as applicable, contemplated under the Merger Agreement, the Ordinary Shares and the Warrant Shares being registered under the Registration Statement, when issued pursuant to the Merger, will be duly authorized, validly issued, fully paid and non-assessable, and the Pre-Funded Warrants, if and when issued and paid for in accordance with the terms of the Merger, will be valid and binding obligations of the Company enforceable against the Company in accordance with their terms.

Members of our firm are admitted to the Bar in the State of Israel, and we do not express any opinion as to the laws of any other jurisdiction. This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm appearing under the caption “Legal Matters” in the prospectus forming part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the SEC promulgated thereunder or Item 509 of the SEC’s Regulation S-K promulgated under the Securities Act.

This opinion letter is rendered as of the date hereof and we disclaim any obligation to advise you of facts, circumstances, events or developments that may be brought to our attention after the date of the Registration Statement that may alter, affect or modify the opinions expressed herein.

Very truly yours,

/S/ Meitar | Law Offices
Meitar | Law Offices